CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use, in the Registration Statement on Form N-1A of Manager Directed Portfolios, Investment Company Act File No. 811-21897 and Securities Act File No. 333-133691, as it relates to the Argent Small Cap Fund (the “Registration Statement”), of our reports dated March 7, 2017, March 5, 2018, and January 11, 2019 relating to the Financial Statements of Argent Small Cap Core Fund for the periods ending December 31, 2016, December 31, 2017, and September 30, 2018 which are contained in the Statement of Additional Information of such Registration Statement.

MILHOUSE & NEAL, LLP
Certified Public Accountants

Maryland Heights, Missouri

April 25, 2019